Exhibit 10.6

Execution Version

Dated: June 20, 2006

among

LONGTOP FINANCIAL TECHNOLOGIES LIMITED

(“PURCHASER”)

and

WISDOM LEGEND INVESTMENT LIMITED

(“SELLER”)

and

MR YANG ZHENG-HONG

(“GUARANTOR”)

GRAND LEGEND HOLDINGS LIMITED

SHARES SALE AND PURCHASE AGREEMENT

Jones Day

31st Floor, Edinburgh Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Tel: (852) 2526 6895

Fax: (852) 2868 5871

Ref.: 407473-600001

THIS SHARES SALE AND PURCHASE AGREEMENT (the “Agreement”) is entered into on June 20, 2006 among:

(1)	LONGTOP FINANCIAL TECHNOLOGIES LIMITED (Company No. 412967), a company incorporated in British Virgin Islands with its registered address at P.O. Box 975, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands (the “Purchaser”);

(2)	WISDOM LEGEND INVESTMENT LIMITED (I.B.C. No. 451547), a company incorporated in British Virgin Islands with its registered address at P.O. Box 3387, Road Town, Tortola, British Virgin Islands (the “Seller”); and

(3)

Mr. YANG Zheng-hong, holder of the People’s Republic of China resident identity card No. 110108661012895, whose mailing address is 15th Floor Sheji Dasha, No. 8 Huixin Dong Jie, Chaoyang District, Beijing (the “Guarantor”).

Recitals:

(A)	Grand Legend Holdings Limited (I.B.C. No. 476495) (“GL”) is a limited liability company incorporated under the laws of British Virgin Islands. As of the date of this Agreement, the Seller beneficially holds 100% of the issued shares in GL. Particulars of GL are set out in Schedule 1.

(B)	GL owns 100% of the interest in Advanced Business Services (Beijing) Co., Ltd. (“ABS” or the “Company”) and the Seller intends to transfer the 100% interest held by it in GL to the Purchaser. Particulars of ABS are set out in Schedule 2.

(C)	The Purchaser intends to acquire the 100% interest held by the Seller in GL.

(D)	The Seller has agreed to sell the Sale Shares (as defined below) to the Purchaser on the conditions and terms set out herein.

(E)	The Guarantor, being an executive director of the Seller, agrees to perform a guarantee obligation pursuant to this Agreement.

Now the Parties hereto have agreed as follows:

1.	Interpretation

1.1	Unless otherwise provided in the context herein, the following terms shall have the following meanings when used herein:

“Accounting Date”	means May 31, 2006;

“Accounting Year” / “Year”	means the period from January 1 to December 31 each year;

“Accounts”	means the audited balance sheet and income statement of ABS for the Accounting Year of 2005, a copy of which is attached hereto as Exhibit A;

“Company Law”	means the Companies Ordinance of Hong Kong (Chapter 32 of the Laws of Hong Kong);

“Closing”	means the completion of the sale and purchase of the Sale Shares specified in Clause 5;

“Closing Date”	means June 30, 2006 or a date determined pursuant to Clause 5.2(i);

“Deed of Indemnity”	means the deed of indemnity drafted in the form of Schedule 3;

“Business Day”	means a day on which licensed banks in Hong Kong are open for business, excluding Saturdays and Sundays and any day on which no. 8 signal or above is hoisted or remains hoisted between 9:00 am and 12:00 noon and is not lowered at or before 12:00 noon during a typhoon or on which a black rainstorm warning is issued or remains in effect between 9:00 am and 12:00 noon and is not discontinued at or before 12:00 noon;

“Group”	means the group of companies consisting of GL and ABS; the term “Group Member” shall be interpreted accordingly;

“Gross Profit”	means the cost-to-sale margins in the revenues of product sales (after value-added taxes) and the revenues from software and services (after business taxes);

“Net Profit”	means the balance of Gross Profit after deduction of expenses and taxes;

“Hong Kong”	means the Hong Kong Special Administrative Region of China;

“Hong Kong Dollar (HK$)”	means the legal currency of Hong Kong for the time being;

“Disclosure”	means the disclosure to be made to the Seller or its professional advisors in this Agreement or in a Disclosure Letter;

“Disclosure Letter”	means a letter from the Seller to the Purchaser on the execution date of this Agreement, a copy of which is attached hereto as Exhibit B;

“Sale Shares”	means 4,000,000 ordinary shares with a par value of US Dollar One Cent (US$ 0.01) each and representing 100% of the issued shares of GL, which are to be sold and purchased pursuant to Clause 2;

“Subsidiary”	means a subsidiary existing now or from time to time (as defined in the Companies Ordinance of Hong Kong);

“Consideration Shares”	means the shares in the Purchaser to be allotted or issued to the Seller pursuant to Clause 3.2 hereof as consideration shares for the payment in whole or part for the Sale Shares, such newly issued shares to be credited as fully paid up and ranking pari passu in all respects with the existing issued ordinary shares in the Purchaser;

“China”	means the People’s Republic of China, excluding, for the purposes of this Agreement, Hong Kong and Macao Special Administrative Regions and Taiwan;

“Renminbi (RMB)”	means the legal currency of China for the time being;

“US Dollar (US$)”	means the legal currency of the United States of America for the time being;

“Exchange Rate”	means the exchange rate of US Dollar to Renminbi as based on the midpoint of the rate quoted by the paying bank on the date of payment, unless otherwise agreed herein;

“Taxes”	means and includes all taxes, imposts, duties, charges, levies, deductions and withholdings imposed, collected, received, withheld or fined by the taxation and other authorities in any place of the world, including any related interests, additional imposition, penalties or other charges payable or claimed;

1.2	A reference to a law shall be construed as a reference to the provisions of the law as amended or re-enacted or as revised by other laws in respect of its application (whether before or after the date hereof) and include the re-enacted law (whether it is revised or not).

1.3	Any reference herein to Recital, Clause, Exhibit and Schedule shall mean the Recitals, Clauses, Exhibits and Schedules hereof, which shall be deemed as a part of this Agreement.

1.4	Unless otherwise required by the context:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing any gender or neuter include both genders and neuter;

(c)	“persons” shall include public institutions, corporations and incorporated organizations; and

(d)	references to laws and statutes shall be construed as references to the provisions of such laws and statutes as amended or re-enacted from time to time and in force.

1.5	The terms “Seller”, “Purchaser” and “Guarantor” shall include, to the extent permitted by the context, their respective successors, estate agents and permitted assigns.

1.6	All representations, warranties, covenants, indemnities, agreements and obligations given or entered into by more than one person are given or entered into by such persons severally and jointly.

2.	Sale and Purchase of Sale Shares

2.1	Subject to the terms and conditions hereof, the Seller as the legal and beneficial owner of the Sale Shares agrees to sell the Sale Shares to the Purchaser free and clear of any claim, mortgage, lien, charge or other security interest or encumbrance or third-party interest, together with all rights now or hereafter attaching to them (including the dividends paid or to be paid thereon after the Accounting Date which are not related to the Accounting Year of 2005, that is, the period from January 1, 2005 to December 31, 2005).

2.2	The Parties agree that all interests in the Group shall be vested in and beneficially owned by the Purchaser as from the Accounting Date. The Purchaser will be entitled to and assume, and the Seller will not be entitled to and assume, any right and obligation relating to the Sale Shares as from the Accounting Date, except as otherwise provided herein.

3.	Acquisition Price and Payment Terms

3.1	The consideration for the Sale Shares is Renminbi Ninety-Six Million (RMB96,000,000). If the circumstances described in Clause 3.3 arise, the consideration shall be adjusted in accordance with Clause 3.3.

3.2	Acquisition Price

The Parties have determined that the acquisition price is Renminbi Ninety-Six Million (RMB96,000,000).

3.3	Adjustment to Acquisition Price

(a)	As the cost to be incurred by ABS in connection with the implementation of the project after the Accounting Date cannot be examined independently, the Parties agree to examine the actual Gross Profit of ABS for the period of April 1, 2006 to March 31, 2007 (“Actual Gross Profit”) by reference to the projected Gross Profit of ABS for the period of April 1, 2006 to March 31, 2007 (“Projected Gross Profit”, which is RMB 32,150,000, as detailed in Exhibit C) and adjust the acquisition price provided in Clause 3.1 on the basis of the result of the examination.

(b)	If the Actual Gross Profit of ABS reaches over (but not including, as to be similarly construed below) 115% of the Projected Gross Profit, then 50% of the amount in excess of 115% (RMB 37,000,000) shall belong to the Seller.

(c)	If the Actual Gross Profit of ABS is between 85% and 115% of the Projected Gross Profit, then no adjustment shall be made to the acquisition price provided in Clause 3.2.

(d)	If the Actual Gross Profit of ABS is below 85% of the Projected Gross Profit (RMB 27,330,000), then the acquisition price shall be deducted in proportion to the shortfall by an amount to be calculated in this formula: acquisition price x (85% - percentage actually achieved).

(e)	Calculation of performance results: contract payments under the sales contracts entered into by ABS as of March 31, 2007 which are to be received by ABS by June 30, 2007 according to the payment terms thereof or which are actually received by ABS by June 30, 2007 thereunder shall be deemed realized performance results of ABS.

(f)	Settlement: settlement is to be made on June 30, 2007 and adjustment is to be made upon payment of the third installment of the acquisition price.

3.4	Payment Terms

The acquisition price shall be denominated in Renminbi and paid in US Dollar, with 25% of it to be converted into shares in the Purchaser. Timing of payment shall be in the following four phases:

(a)	Down payment: Within 20 Business Days after the Closing Date, the Purchaser shall pay to the Seller 50% of the acquisition price, being RMB 48,000,000, in cash. The exchange rate of US Dollar to Renminbi in connection therewith shall be based on the midpoint of the exchange rate quoted by the paying bank on the date hereof.

(b)	The second installment: On or before December 31, 2006, the Purchaser shall vest in the Seller the shares that correspond to 25% of the acquisition price, being RMB 24,000,000. The exchange rate of US Dollar to Renminbi in connection therewith shall be based on the midpoint of the exchange rate quoted by the paying bank on the Closing Date, and the price of the shares in the Purchaser shall be based on the price offered to Tiger Funds upon its investment in the Purchaser, being US$5.5227 per share.

(c)	The third installment: On or before July 31, 2007, the Purchaser shall pay to the Seller 20% of the acquisition price, being RMB 19,200,000, in cash. If the performance results of ABS for the Year of 2006 fail to reach 85% of the Projected Gross Profit, the amount of the acquisition price to be deducted shall be deducted from the third installment of the acquisition price in accordance with the provisions of Clause 3.3(d).

(d)	The last installment: In preparation for any unforeseeable contingent liabilities of the Seller or similar circumstances, 5% of the acquisition price, being RMB 4,800,000, as the last installment of the acquisition price, shall be paid to the Seller in cash on or before December 31, 2007.

(e)	Payment: The Purchaser shall make the relevant payments to the Seller in a timely manner. The bank account information of the Seller is as follows:

Account Name: WISDOM LEGEND INVESTMENT LIMITED

Account Bank: Hong Kong and Shanghai Banking Corporation

Account Nos.: 636-453771-001 (HKD chequing account) or 636-453771-838 (integrated account)

4.	Conditions

4.1	The following are the conditions precedent to the Closing hereunder:

(a)	The Purchaser is reasonably satisfied with the result of the legal due diligence conducted by the legal advisor to the Purchaser on the validity and legality of the establishment and current legal status of GL and ABS;

(b)	The Purchaser is reasonably satisfied with the result of the financial due diligence conducted by a Hong Kong certified public accounting firm on the assets, liabilities, businesses and prospects of the Group;

(c)	The Purchaser has received the most recent Certificate of Good Standing from the British Virgin Islands Registrar of Companies indicating the good standing of GL (which shall be updated within 3 Business Days before the Closing Date of the acquisition or otherwise on such a date as agreed by the Parties) and a Certificate of Incumbency from the registered agent of the Company showing its directors, secretary (if any) and shareholders and their respective equity interests in the Company (which shall be updated within 3 Business Days before the Closing Date of the acquisition or otherwise on such a date as agreed by the Parties);

(d)	The Purchaser has received the most recent Certificate of Good Standing from the British Virgin Islands Registrar of Companies indicating the good standing of the Purchaser (which shall be updated within 3 Business Days before the Closing Date of the acquisition or otherwise on such a date as agreed by the Parties) and a Certificate of Incumbency from the registered agent of the Purchaser showing its directors, secretary (if any) and shareholders and their respective equity interests in the Purchaser (which shall be updated within 3 Business Days before the Closing Date of the acquisition or otherwise on such a date as agreed by the Parties);

(e)	The Purchaser is satisfied that the representations, warranties and covenants made by the Seller and the Guarantor under this Agreement are true and accurate in all respects and are not materially misleading, as if repeated at the time of the Closing and at all times between the date hereof and the Closing Date; and

(f)	All approvals, consents and waivers necessary for the sale of the Sale Shares hereunder have been obtained from the regulatory authorities and other related third parties and continue to be in effect.

4.2	To the extent permitted by the applicable laws and regulations, the Purchaser may waive the conditions precedent set out in Clause 4.1 above at any time by written notice to the Seller.

4.3	The Seller shall use reasonable efforts to procure the fulfillment of the conditions precedent set out in Clause 4.1 above by the date specified in Clause 4.4 below.

4.4	If the conditions precedent set out in Clause 4.1 are not fulfilled or waived pursuant to Clause 4.2 by the Closing Date (June 30, 2006) or by any such later date as agreed by the Parties in writing, this Agreement shall be void and null without affecting any liability of any Party to the other Party (including the liabilities under Clause 4.3 above) for any breach of any provision of this Agreement prior to such date. Without prejudice to its rights, the Purchaser may also elect to proceed with the purchase of the Sale Shares.

5.	Closing

5.1	Subject to the other terms of this Agreement, the Closing under this Agreement shall take place on the Closing Date at the principal Hong Kong business address of the law firm representing the Purchaser or at such other place as agreed by the Parties when all but not less than all (unless otherwise provided) of the following shall occur:

(a)	the Seller shall deliver the following documents to the Purchaser:

(i)	a share transfer instrument in respect of the Sale Shares duly signed by the Seller or the relevant transferor in favor of the Purchaser (and/or its nominee), and the valid share certificates in respect of the Sale Shares;

(ii)	a deed of indemnity duly signed by the Seller and the Guarantor;

(iii)	the updated statutory documents and records (including financial records), registration files, current business registration certificate (if any), all embossing seals and other documents of GL and ABS;

(iv)	a certified copy of the resolution or minute of the board of directors and shareholders’ extraordinary meeting of the Seller approving and authorizing the execution of (1) this Agreement; (2) the deed of indemnity; and (3) other documents concerning the sale and purchase of the Sale Shares under this Agreement;

(v)	a written confirmation of the Seller confirming that to the Seller’s knowledge nothing has occurred which is in breach of or inconsistent with any representation, warranty or covenant under this Agreement;

(vi)	such waivers, consents or other documents as may be required to enable the Purchaser (and/or its nominee) to become the beneficial owner and registered holder of the Sale Shares;

(vii)	such other documents as reasonably requested by the Purchaser in order to have the good title to the Sale Shares conferred on the Purchaser and to permit the Purchaser (and/or its nominee) to become the registered holder of the Sale Shares.

(b)	The Seller shall procure the holding of a meeting by the board of directors of GL and the delivery to the Purchaser of a certified copy of the resolution or minute of the meeting:

(i)	approving the transfer of the Sale Shares, the registration of the Purchaser (and/or its nominee) in the register of members as the holder of the Sale Shares and the issuance to the Purchaser (and/or its nominee) shares bearing the embossed seal of GL;

(ii)	approving and procuring the appointment of two persons nominated by the Purchaser as directors of GL;

(iii)	approving and authorizing the signing of the deed of indemnity by the directors of GL; and

(iv)	authorizing the directors of GL to handle and execute such matters and documents as deemed appropriate or desirable by them in order to give effect to this Agreement.

(c)	The Seller shall procure the holding of meetings by the boards of directors of GL and ABS to approve and procure the appointment of two persons nominated by the Purchaser as directors of GL and ABS. The original directors of GL shall be replaced; Chen Lun, an original director of ABS, may remain in the board for one year, and other original directors shall be replaced. The Seller shall deliver to the Purchaser a certified copy of the resolution or meeting minute on the aforesaid matters.

5.2	The Closing described in Clause 5.1 shall proceed in the manner provided therein, and if any Party is in breach thereof, the other Party will not be required to complete the transaction under this Agreement (but without prejudice to any further remedy in law), provided however that if the Seller fails to comply with the terms in Clause 5.1(a), (b) and (c) in any respect on the Closing Date, without prejudice to any other remedy available to the Purchaser, the Purchaser has the right:

(i)	to postpone the Closing to a date not more than 14 Business Days after the Closing Date (the provision of this Clause 5.2 shall apply to the postponed Closing); or

(ii)	to proceed with the Closing to the extent practicable (without prejudice to its rights under this Agreement); or

(iii)	to rescind this Agreement.

6.	Further Obligations of the Parties

6.1	The Seller shall ensure that from the Accounting Date to the Closing Date the business of the Group shall be conducted in the same manner as heretofore conducted and that there is no material adverse change in the necessary assets during the period from the Accounting Date to the Closing Date. “Necessary assets” means such assets as necessary to enable ABS to operate its business and pay its debts in a normal manner.

6.2	The Seller shall ensure that from the Accounting Date to the Closing Date the Group will not have or engage in the following undertakings unless with prior written consent of the Purchaser:

(a)	signing up any capital investment or expenditure in an amount greater than Renminbi Two Hundred Thousand (RMB200,000);

(b)	undertaking any corporate restructuring of GL, ABS or any Subsidiary (if any);

(c)	expanding the share capital or issuing any new shares;

(d)	signing any contract which would commit the Purchaser to any long-term undertaking or responsibility other than those in the ordinary course of business;

(e)	providing any guarantee to or signing any deed of indemnity with any third party;

(f)	selling or transferring the assets of the Group other than in the ordinary course of business;

(g)	signing any new contract or revising or assigning any contract having an amount in excess of RMB 5,000,000.

6.3	Employee Matters:

(1)	A register of employees of the Group (as of the date hereof) is given in an attachment to this Agreement (Employee List).

(2)	The Seller shall ensure and procure that the above employees renew their labor contracts with the Group for a term over one year.

(3)	The Seller shall ensure and procure that the senior management officers and key employees of the Group sign a confidentiality and non-competition agreement with the Group.

(4)	Any liability arising from any labor dispute, claim, litigation, short or late payment of social insurance funds prior to the Accounting Date shall be borne by the Seller and does not concern the Purchaser in any way whatsoever.

(5)	The Purchaser requires the Guarantor to sign a two-year labor contract with the Purchaser after the execution of the acquisition agreement and to undertake the non-competing business provision. The Purchaser will provide the Guarantor with convenient working conditions and corresponding incentive mechanisms. The Guarantor may not hold executive positions in other companies and is required to disclose the shares or other interests in other companies held by him for his own account or on behalf of others as shareholder, partner or agent or in other capacities.

6.4	The Seller shall ensure that the establishment, change and subsistence of the Group has the necessary authorization, approval, qualification or license from the Chinese government and relevant offshore governments.

6.5	Claims and liabilities incurred by the Group before May 31, 2006 shall be assumed by the Seller; claims and liabilities incurred by the Group after May 31, 2006 shall be assumed by the Purchaser. All legal and economic liabilities for damages such as any Taxes, late payment penalties, administrative fines and claims (whether such liabilities are incurred before or after May 31, 2006) shall be borne by the Seller and do not concern the Purchaser.

6.6	The Parties attach hereto the status and disposal of assets and liabilities as of the Accounting Date as Exhibit D. The cutoff date for disposal is June 30, 2007 and claims remaining undisposed as of the cutoff date shall be treated as bad debts. If there is surplus in the net assets after such disposal, it shall belong to the Seller and shall be paid by the Purchaser to the Seller on July 31, 2007; if the net assets are not enough to discharge the debts, the shortfall shall be deducted from the third installment of the acquisition price.

6.7

The Seller and the Guarantor warrant and covenant that from the Accounting Date to the Closing Date, any offshore contract (if any) that would otherwise be signed by the Group will be signed by the Purchaser or its designated company with the customer.

The Seller and the Guarantor covenant that they will assist and procure the relevant customers to consent to and complete the change and revision under this Clause within a reasonable time.

7.	Representations, Warranties and Covenants

7.1	From the date hereof, the Seller covenants that ABS will operate in a normal, reasonable and responsible manner so that the good will and normal operation of ABS following the acquisition will not be adversely affected. The Seller and/or ABS shall, to the extent possible, notify the Purchaser in writing of all events or acts involving ABS other than those in the ordinary course of operation. Such events include the following and any addition will be subject to written confirmation by the Parties:

(a)	restructuring of the equity structure of ABS, amendment of the articles of association of the Company or any other change in the industry and commerce registration;

(b)	entry into any agreement concerning intellectual property, whether it is to change the ownership of the intellectual properties owned by it (including but not limited to transfer and donation), to license other persons to use its proprietary intellectual properties or for ABS to use the intellectual properties of others.

7.2	The Seller and the Guarantor hereby represent and warrant to and covenant with the Purchaser that except as disclosed in the Disclosure Letter or in other circumstances, the terms set out in Schedule 4 are true and correct as from the date hereof to the Closing Date, and acknowledge that the Purchaser has entered into this Agreement in reliance of such representations, warranties and covenants and that the Purchaser has the right to deem such representations, warranties and covenants as the provisions and clauses of this Agreement.

7.3	The representations, warranties and covenants set out in each paragraph in Schedule 4 shall be deemed as separate and independent and, unless specifically provided, reference to any paragraph in this Agreement or Schedules shall not be limited.

7.4	The representations, warranties and covenants set out in each paragraph in Schedule 4 shall be deemed repeated upon the Closing and reference made on the date hereof is the same as reference made on the Closing Date.

7.5	In the event of it being found prior to Closing that any representation, warranty or covenant made by the Seller and the Guarantor is materially untrue, misleading or inaccurate, or not fully fulfilled, or in the event of any matter or thing arising or becoming known to the Purchaser which is materially inconsistent with any representation, warranty or covenant, then the

Purchaser shall not be bound to complete the purchase of the shares and shall have the right to declare this Agreement void without any liability on its part. The rights conferred upon the Purchaser by this Clause are in addition to and without prejudice to the other rights of the Purchaser (including the right to claim damage or indemnity for breach of contract or failure of performance on the part of the Seller) and the Purchaser’s failure to exercise it shall not constitute a waiver of such right.

7.6	The Seller and the Guarantor hereby undertake to indemnify the Purchaser (including itself and as trustee of the Group) against any loss and liability arising from any breach by the Seller and the Guarantor of any representation, warranty or covenant under this Agreement, including but not limited to diminution of asset value and any amount payable by the Purchaser or the Group or any cost incurred as a result of such breach, but such indemnification will not affect any rights and remedy of the Purchaser with respect to such breach of representation, warranty or covenant and such right and remedy will be reserved by the Purchaser.

7.7	The Seller and the Guarantor shall promptly notify the Purchaser of any matter or thing of which they may become aware before or after the Closing which is a breach of or is materially and substantially inconsistent with such representations, warranties and covenants.

7.8	The representations and the covenants of guarantee shall continue to be in effect in the 24 months after the Closing Date.

7.9	The liabilities of the Seller and the Guarantor for indemnification for breach of the representations, warranties and covenants shall be subject to the following:

(a)	the total amount of indemnity which the Seller and the Guarantor are liable to pay for breach of any representation, warranty and/or covenant under this Agreement shall not exceed Renminbi Ninety-Six Million (RMB96,000,000); and

(b)

No claims in connection with any breach by the Seller and/or the Guarantor of any representation, warranty and/or covenant under this Agreement may be made after the date which is 24 months following the Closing Date or the date which is 24 months following the date within the 24 months after the Closing Date on which the breach is discovered, whichever is later. The Seller and /or the Guarantor shall not be liable for indemnity for their respective breach of the representations, warranties and/or covenants under this Agreement unless the Seller and/or the Guarantor (as the case may be) receives a written notice from the Purchaser within the aforesaid 24 months after the discovery of the breach which notice shall be attached with reasonable details of the relevant claim. Unless the Purchaser has instituted legal proceedings in respect of the relevant claim against the Seller and/or the Guarantor (as the case may be), the relevant claim (if not previously discharged, settled or withdrawn) shall be deemed waived or withdrawn on the date which is 24 months following the Closing Date or upon the expiry of the twelve (12) months after the date which is 24 months following the date within the 24 months after the Closing Date on which the breach is discovered.

8.	Guarantee

8.1	In consideration of the Purchaser’s entry into this Agreement with the Seller, the Guarantor hereby irrevocably and unconditionally guarantees to the Purchaser the Seller’s proper and prompt performance of and compliance with of all the obligations, undertakings, warranties, indemnities, covenants, terms and conditions which the Seller shall perform and comply with, provided, however, that the Guarantor’s obligation of guarantee under this Agreement shall be subject to Clause 7.9(a).

8.2	The Guarantor hereby further undertakes that if the Seller fails to perform in a timely manner all or any of its obligations under this Agreement or any other agreement or deed signed by it pursuant to this Agreement, the Guarantor shall forthwith upon written demand of the Purchaser perform or procure the performance of all of the obligations of the Seller under this Agreement or such agreement or deeds.

8.3	This guarantee is a continuing guarantee and shall remain in effect until the full performance of and compliance with the obligations of the Sellers under this Agreement or other agreement or deed referred to in this Agreement. The Purchaser’s rights under this Guarantee are in addition to and do not substitute or prejudice or otherwise affect the guarantees, indemnities or rights, powers or remedies available to the Purchaser now or in the future.

8.4	The Guarantor guarantees that all amounts payable under this Agreement shall be paid in full without any deduction or withholding for or on account of any taxes or any amount of any nature. To the extent that the Guarantor is required by the applicable laws to deduct or withhold any taxes or any amount of any nature from the amounts payable, the Guarantor guarantees to increase the amount payable by such amount as may be necessary to ensure that increased amount is sufficient to pay the amount subject to such deduction or withholding and that the net income of the Purchaser is not less than the amount before deduction and not affected by such deduction or withholding.

8.5	The Guarantor hereby agrees that the guarantee obligation of the Guarantor will not be affected by any act, omission, fact, circumstance, matter or thing which would otherwise release the obligations of a guarantor or constitute a defense for a guarantor, including but not limited to:

(a)	any time or accommodation granted by the Purchaser to the Seller or any other person, including but not limited to delay of taking action and/or exercising any power; and

(b)	the bankruptcy, liquidation, corporate reorganization, restructuring or merger of the Seller or any security provider/guarantor.

Such events shall not release or affect the obligation of the Guarantor to perform its guarantee obligation under this Agreement.

8.6	If the Guarantor has obtained or will obtain any security from the Seller in connection with this Agreement, the Guarantor hereby undertakes that it will hold such security in trust for the Purchaser until all the liabilities of the Seller under this Agreement have been discharged. After the Purchaser has filed a claim pursuant to this Clause 8, the Guarantor shall not recover from the Seller any amount owed to it by the Seller or have the benefit of set-off, counterclaim, amortization of debts, proof of claims or receipt of payments against the Seller until all the amounts owed to the Purchaser by the Seller under this Agreement have been fully paid.

9.	Purchaser’s Liability for Breach

9.1	Liquidated Damages: If the Purchaser fails to effect payment to the Seller by such installment and at such time as agreed in Clause 3.4, the Purchaser shall be required to pay to the Seller 1‰ of the installment payable for each day of late payment as liquidated damages.

9.2	Other Losses: If the Purchaser fails to effect payment to the Seller by such installment and at such time as agreed in Clause 3.4, the Seller may in addition to entitlement to liquidated damages reserve the right to recover other losses from the Purchaser.

10.	Restriction on Announcement

10.1	Subject to Clause 10.2, each Party undertakes not to make any announcement in respect of this Agreement unless the other Parties consent to such announcement (such consent may not be unreasonably withheld or delayed and may be given generally or in specific circumstances or with conditions).

10.2	The restriction under Clause 10.1 does not apply to announcement made by any Party in compliance with the relevant law or court order or the requirement of a regulatory authority or government department, provided however that such Party shall promptly consult the other Parties in respect of such announcement and provide a draft of the announcement to the other Parties for examination and that such Party shall not make any disclosure before making such consultation and providing such draft and shall to the greatest extent possible consider any reasonable requirement of the other Parties in respect of such disclosure.

11.	Access to Information

11.1	Each Party hereto undertakes with the other Parties that it and its Subsidiary (if applicable) will keep in confidence all the information received or obtained by its and their respective employees, agents or advisors in connection with the signing of or performance under this Agreement, including the terms of this Agreement, the negotiation that has resulted in this Agreement, the subject matter of this Agreement and the information about the business or affairs of the other Parties and the member companies of their groups. Subject to Clause 11.2, each Party shall not use such information or disclose or divulge such information to any person without first obtaining the written consent of the other Parties.

11.2	The restriction under Clause 11.1 does not apply to information disclosed by any Party in compliance with the relevant law or court order or the requirement of a regulatory authority or government department or for consultation with its professional advisors, provided however that the provision of this Clause 11 shall be applicable to the disclosing Party and that the disclosing Party shall procure the compliance of its professional advisors with the restriction on the use or disclosure of the information received by them. The restriction under this Clause does not apply to information which has become public information not as a result of any breach of the provisions of Clause 11 by any Party.

12.	Miscellaneous

12.1	Regardless whether this acquisition is consummated eventually, the costs and other expenses incurred by the Purchaser on engagement of lawyers, auditors and consultants in connection with this acquisition shall be shared by the two Parties on a half to half basis, and shall be directly deducted from the first installment of the acquisition price payable to the Seller. The stamp duties or record and registration fees (if any) in respect of the Sale Shares under this Agreement shall be equally shared by the Seller and the Purchaser.

12.2	Any notice, request or other communication given by a Party pursuant to this Agreement shall be in writing and delivered in person, mailed or faxed to the following address or fax number of the relevant Party (to such other address or fax number as notified in writing by the addressee to the other Parties 10 days in advance).

To the Seller:

Address:	Unit 2304, Mega Trade Center, No. 1 Mei Wan Street, Tsuen Wan, HK SAR
Fax:	852-26119844
Attention:	Leon Lin

To the Purchaser:

Address:	15th Floor Tower A, Chuangxin Dasha, Xiamen Software Park
Fax:	(86) 592-2396888
Attention:	Zhao Wei

To the Guarantor:

Address:	15th Floor, Sheji Dasha, No. 8 Huixin Dong Jie, Chaoyang District, Beijing
Fax:	(86) 10-84623101
Attention:	Yang Zheng-hong

Any notice or other communication given by a Party as required by this Agreement shall be written in Chinese and delivered in person, mailed using international courier services or faxed to the above address of the other Party or to such other address or fax number as notified in writing by the addressee to the other Party 10 days in advance. The date of actual service of a notice shall be determined according to the following principle: if delivered in person, it shall be deemed actually served on the date of delivery; if mailed using international courier services, it shall be deemed actually served on the seventh (7) day after it is delivered to an internationally recognized courier services institution (as evidenced by the receipt issued by such courier services institution); if faxed, it shall be deemed actually served upon receipt of the transmission confirmation.

12.3	No failure to exercise, nor any delay in exercising, on the part of any Party, any right, power or remedy under this Agreement shall be deemed as a waiver thereof, nor shall any partial exercise thereof affect any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the aforesaid, a waiver by any Party of any breach on the part of any other Party shall not be deemed a waiver of any subsequent breach. If any provision of this Agreement becomes illegal, invalid or unenforceable at any time, the legality, validity and enforceability of other provisions of this Agreement shall not be affected or constrained thereby.

12.4	No Party may assign its rights, obligations or responsibilities under this Agreement in whole or in part to a third party unless with the written consent of the other Parties.

12.5	This Agreement (together with any document referred to herein) constitutes the entire agreement among the Parties and the Parties expressly state that this Agreement has replaced the prior agreements among the Parties except otherwise agreed in writing.

12.6	The right to rescind this Agreement obtained by the Purchaser or the Seller is an additional right and does not affect other rights and remedies.

12.7	The Seller and the Purchaser shall take such actions and/or sign such instruments and documents as may be necessary to give full effect to this Agreement and to put the Group under the Purchaser’s control after the Closing.

13.	Applicable Law and Jurisdiction

13.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

13.2	The Seller irrevocably appoints Lin Yang, whose address is Unit 2304, Mega Trade Center, No. 1, Mei Wan Street, Tsuen Wan, HK SAR, as its agent to receive and confirm receipt of any writ, summon, order, judgment or other notices in relation to any legal process in Hong Kong. If the above agent (or his successor) ceases to be the Seller’s agent for any reason, the Seller shall promptly appoint a successor and notify the other Parties. The Seller agrees that the service of any such legal process at the address of the agent at its service in Hong Kong shall be deemed service at the Seller regardless whether such agent has delivered such notice to the Seller.

13.3	The Guarantor irrevocably appoints Lin Yang, whose address is Unit 2304, Mega Trade Center, No. 1, Mei Wan Street, Tsuen Wan, HK SAR, as its agent to receive and confirm receipt of any writ, summon, order, judgment or other notices in relation to any legal process in Hong Kong. If the above agent (or his successor) ceases to be the Guarantor’s agent for any reason, the Guarantor shall promptly appoint a successor and notify the other Parties. The Guarantor agrees that the service of any such legal process at the address of the agent at its service in Hong Kong shall be deemed service at the Guarantor regardless whether such agent has delivered such notice to the Guarantor.

IN WITNESS WHEREOF, this Agreement has been executed on the date first written above.

SELLER:	/s/ Zhenghong Yang

WITNESS:

PURCHASER:	/s/ Weizhou Lian

WITNESS:

GUARANTOR:	/s/ Zhenghong Yang

WITNESS:

SCHEDULE 1

Particulars of Grand Legend Holdings Limited

Name	:	Grand Legend Holdings Limited

Place of Incorporation	:	British Virgin Islands

Registration No.	:	476495

Date:	:	January 2, 2002

Registered Address:	:	PO Box 3387, Road Town, Tortola, British Virgin Islands

Authorized Share Capital	:	US$50,000, divided into 5,000,000 shares of Ordinary Share with a par value of US Dollar One Cent (US$0.01) each

Issued and Paid Up Share Capital	:	4,000,000 shares of Ordinary Share with a par value of US Dollar One Cent (US$0.01) each

Shareholder	:	Wisdom Legend Investment Limited (4,000,000 shares of Ordinary Share)

Director	:	Sinotalent Development Limited

Secretary	:	None

SCHEDULE 2

Particulars of Advanced Business Services (Beijing) Co., Ltd.

Name	:	Advanced Business Services (Beijing) Co., Ltd.

Place of Incorporation	:	China

Registration No.	:	Qi Du Jing Zong Fu Zi No. 016891

Date:	:	April 18, 2002

Registered Address:	:	208 Zonghe Building, No. 1 Daozuomiao, Haidian District, Beijing

Registered Capital	:	HK$5,000,000

Paid Up Capital	:	HK$5,000,000

Capital Contributor	:	Grand Legend Holdings Limited

Director	:	Chen Lun, Wang Yi-ming, Li Ze-ning

Secretary	:	None

SCHEDULE 3

DEED OF INDEMNITY

THIS DEED OF INDEMNITY is entered into on              and the Parties hereto are:

(1)	Longtop Financial Technologies Limited, a company incorporated in the British Virgin Islands with its registered address at P.O. Box 975, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands (the “Purchaser”);

(2)	Wisdom Legend Investment Limited, a company incorporated in the British Virgin Islands with its registered address at P.O. Box 3387, Road Town, Tortola, British Virgin Islands (the “Seller”);

(3)	Grand Legend Holdings Limited, a company incorporated in the British Virgin Islands with its registered address at P.O. Box 3387, Road Town, Tortola, British Virgin Islands (the “Seller”); and

(4)

Mr. YANG Zheng-hong, holder of the People’s Republic of China resident identity card No. 110108661012895, whose mailing address is 15th Floor Sheji Dasha, No. 8 Huixin Dong Jie, Chaoyang District, Beijing (the “Guarantor”).

Recitals:

(A)	In accordance with the Shares Sale and Purchase Agreement entered into by the Purchaser, the Seller and the Guarantor on June 20, 2006 (the “Agreement”), the Seller agrees to sell to the Purchaser 100% of the issued shares in the Company on the terms and conditions set out in the Agreement.

(B)	The Seller’s delivery of this Deed of Indemnity to the Purchaser is a condition to the closing of the transaction under the Agreement.

This Deed hereby provides as follows:

1.	Definitions

1.1	Unless otherwise provided, in this Deed:

(a)	Terms, sentences and other rules of interpretation defined, used and set out in the Agreement shall be applicable and have the same meaning in this Deed;

(b)

“Claim” means any assessment, notice, demand or other document issued or any action taken by or on behalf of any national or local tax authority from which it appears that any company of the Group is liable or is sought to be made liable to make any payment of any form of taxes or is deprived or is sought to be deprived of any right to repayment, allowance, credit or relief in respect of taxes expressly granted to it by law, or that any company of the Group has an obligation or is imposed an obligation to pay taxes.

A “Claim” includes any “Claim” made before or after the date hereof and any “Claim” satisfied or unsatisfied as at the date hereof, and also includes:

(i)	the loss by any company of the Group of any tax reduction, tax exemption or tax credit treatment which is granted by law and valid, whether or not the loss of such treatment results in any tax obligation;

(ii)	the cancellation of a right to repayment of taxes which would have been valid or is valid by law as at the date hereof.

In the above circumstances, the amount of taxes which could otherwise have been reduced, exempted, credited or repaid shall be treated as an amount of tax for which an obligation of payment has arisen.

(c)	Any income, profits or gains earned, received or accrued shall include income or profits or gains deemed to have been or regarded as earned, received or accrued for the purposes of any law.

(d)	The Agreement means the Agreement as amended and supplemented from time to time.

1.2	The terms “Seller”, “Company”, “Group”, “Purchaser” and “Guarantor” shall include, to the extent appropriate in the context, their respective successors, estate agents and assigns.

2.	Indemnity

2.1	In accordance with the provisions hereof, the Seller and the Guarantor hereby severally and jointly undertakes to indemnify the Purchaser and any company of the Group against any loss or liability arising from or in connection with any Claim arising with respect of the income, profits and gains earned, accrued or received on or before the date hereof or as a consequence of any event which occurred on or before the date hereof (whether alone or in conjunction with other circumstances and whether or not such taxes should be paid by any other individual, organization or company), including but not limited to any diminution in the value of the assets of any company of the Group and the Sale Shares, any payment obligation which the Purchaser or any company of the Group is required to discharge, or any costs and expenses which any company of the Group is required to bear.

2.2	Notwithstanding any other provision of this Deed, the total amount of indemnity which the Seller and the Guarantor are severally and jointly liable to pay under the Agreement and this Deed shall not exceed Renminbi Ninety-Six Million (RMB96,000,000).

3.	Exclusion

3.1	The indemnity under this Deed does not cover any demand for which any company of the Group shall be liable or may be held principally liable in the ordinary course of business after the Accounting Date.

3.2	In any of the following circumstances the Seller shall be under no liability in respect of any Claim:

(a)	to the extent that sufficient provision or reserve has been made for such Claim;

(b)	to the extent that such Claim would not have arisen but for an act or omission made by the Purchaser or the Group after the signing of this Deed, or to the extent that such Claim would have been reasonably capable of being avoided, or to the extent that such Claim arises as a result of any act or omission made at the request or with prior written consent of the Purchaser;

(c)	to the extent that such Claim arises as a result of the adoption or a change of any law, rule, regulation, interpretation, or a change in the administrative measures of any government, government department, agency or regulatory authority (whether or not with retrospective effect);

(d)	to the extent that such Claim arises as a result of any increase in rates of taxation with retrospective effect after the Accounting Date, or to the extent that the primary liability and tax arise in the ordinary course of business after the Accounting Date;

(e)	to the extent that such Claim arises as a result of a change in the accounting policy after the date of the Agreement with the consent of the Purchaser; and

(f)	to the extent that the tax payment (or withholding) obligation arises after the date of the Agreement.

4.	Costs and Expenses

The indemnities given under this Deed shall cover all fines, penalties, punitive interests, costs and expenses (on a full indemnity basis) paid by the Purchaser or any company of the Group in connection with the relevant Claim and the costs and expenses attributable to the Seller and the Guarantor but will be paid by the Purchaser and any company of the Group (on a full indemnity basis).

5.	Reimbursement

If any company of the Group (whether by payment or by the loss of any tax reduction, tax exemption, tax credit or right to tax refund) has discharged any Claim relevant for the purposes of this Deed, the Seller and the Guarantor shall forthwith repay or reimburse the Group for the relevant loss.

6.	Conduct of Claims

6.1	If the Purchaser becomes aware of any Claim relevant for the purposes of this Deed, it shall as soon as possible give notice thereof to the Seller and the Guarantor and shall (subject to the Purchaser and any company of the Group being indemnified against any liability, costs, losses or expenses which may be incurred thereby) take such action as the Seller and the Guarantor may reasonably request to avoid, resist, dispute, defend, compromise or appeal against the Claim, provided that none of the Purchaser and any company of the Group shall be required to admit liability or guilt or take any step which would affect the future development of their business or affect the rights and reputations of any of them, nor shall they be required to take any such action unless the Seller and the Guarantor produce to them a leading barrister’s opinion (or the opinion of a Chinese licensed lawyer acceptable to both Parties if such action primarily involves mainland China) that such action is reasonable.

6.2	Without the written consent of the Seller, the Purchaser and any company of the Group shall not acknowledge or tacitly acknowledge the claim right of the claimant or compromise with the claimant.

7.	Set-off and Deduction

All payments to be made by the Seller and the Guarantor under this Deed shall be made in full without set-off or counterclaim or any restriction or condition and free and clear of any present or future taxes, duties, charges or other deductions or withholdings of any nature. If any deduction or withholding is required to be made from any such payment the Seller and the Guarantor shall, together with such payment, pay such additional amount as is necessary to ensure that the recipient receives the full amount due hereunder.

8.	Waiver and Severability

No failure to exercise, nor any delay in exercising, on the part of the Purchaser or any company of the Group, any right, power or remedy under this Deed shall be deemed as a waiver thereof, nor shall any single or partial exercise thereof exclude any further exercise thereof or the exercise of any other right, power or remedy. If any provision of this Deed becomes illegal, invalid or unenforceable at any time, the legality, validity and enforceability of other provisions of this Deed shall not be affected or prejudiced thereby.

9.	Liability of the Seller

The Purchaser or any company of the Group may, in such a manner as deemed appropriate by it, waive the obligations of the Seller and the Guarantor under this Deed in whole or in part, give time to the Seller and the Guarantor or enter into any arrangement with the Seller and the Guarantor, without affecting and prejudice to its other rights and remedies against the Seller and the Guarantor.

10.	Notice

Any notice, request or other communication given by a Party pursuant to this Agreement shall be in writing and delivered in person, mailed or faxed to the following address or fax number of the relevant Party (to such other address or fax number as notified in writing by the addressee to the other Parties 10 days in advance).

To the Seller:

Address:	Unit 2304, Mega Trade Center, No. 1 Mei Wan Street, Tsuen Wan, HK SAR
Fax:	852-26119844
Attention:	Leon Lin

To the Company:

Address:	15th Floor Tower A, Chuangxin Dasha, Xiamen Software Park
Fax:	(86) 592-2396888
Attention:	Zhao Wei

To the Purchaser:

Address:	15th Floor Tower A, Chuangxin Dasha, Xiamen Software Park
Fax:	(86) 592-2396888
Attention:	Zhao Wei

To the Guarantor:

Address:	15th Floor, Sheji Dasha, No. 8 Huixin Dong Jie, Chaoyang District, Beijing
Fax:	(86) 10-84623101
Attention:	Yang Zheng-hong

Any notice or other communication given by a Party as required by this Agreement shall be written in Chinese and delivered in person, mailed using international courier services or faxed to the above address of the other Party or to such other address or fax number notified in writing by the addressee to the other Party 10 days in advance. The date of actual service of a notice shall be determined according to the following principle: if delivered in person, it shall be deemed actually served on the date of delivery; if mailed using international courier services, it shall be deemed actually served on the seventh (7) day after it is delivered to an internationally recognized courier services institution (as evidenced by the receipt issued by such courier services institution); if faxed, it shall be deemed actually served upon receipt of the transmission confirmation.

11.	Applicable Law and Competent Court

11.1	This Deed shall be governed by and construed in accordance with the laws of Hong Kong. The Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the court of Hong Kong.

11.2	The Seller irrevocably appoints Lin Yang, whose address is Unit 2304, Mega Trade Center, No. 1, Mei Wan Street, Tsuen Wan, HK SAR, as its agent to receive and confirm receipt of any writ, summon, order, judgment or other notices in relation to any legal process in Hong Kong. If the above agent (or his successor) ceases to be the Seller’s agent for any reason, the Seller shall promptly appoint a successor and notify the other Parties. The Seller agrees that the service of any such legal process at the address of the agent at its service in Hong Kong shall be deemed service at the Seller regardless whether such agent has delivered such notice to the Seller.

11.3	The Guarantor irrevocably appoints Lin Yang, whose address is Unit 2304, Mega Trade Center, No. 1, Mei Wan Street, Tsuen Wan, HK SAR, as its agent to receive and confirm receipt of any writ, summon, order, judgment or other notices in relation to any legal process in Hong Kong. If the above agent (or his successor) ceases to be the Guarantor’s agent for any reason, the Guarantor shall promptly appoint a successor and notify the other Parties. The Guarantor agrees that the service of any such legal process at the address of the agent at its service in Hong Kong shall be deemed service at the Guarantor regardless whether such agent has delivered such notice to the Guarantor.

11.4	The Company irrevocably appoints the Purchaser as its agent to receive and confirm receipt of any writ, summon, order, judgment or other notices in relation to any legal process in Hong Kong. If the above agent (or his successor) ceases to be the Guarantor’s agent for any reason, the Company shall promptly appoint a successor and notify the other Parties. The Company agrees that the service of any such legal process at the address of the agent at its service in Hong Kong shall be deemed service at the Company regardless whether such agent has delivered such notice to the Company.

IN WITNESS WHEREOF, this Deed has been executed on the date first written above.

SELLER:

Signature of Representative:

Company embossing seal:

COMPANY:

Signature of Representative:

Company embossing seal:

PURCHASER:

Signature of Representative:

Company embossing seal:

GUARANTOR:

Signature of Representative:

Company embossing seal:

SCHEDULE 4

Representations, Warranties and Covenants

Foreword

1.	Unless otherwise provided in the context and except as disclosed to the Purchaser, the representations, warranties and covenants in relation to the Company in this Schedule shall be valid mutatis mutandis with respect to each other member of the Group and, in relation to the other Group Members, for the purposes of this Schedule, “generally accepted” and “practice” means “generally accepted” and “practice” in the places of registration of such members.

Accounts

2.	The Accounts of the Group Member are in compliance with the provisions of all relevant regulations and consistent with sound and generally accepted accounting standards and practice. The Accounts are accurate without error in all respects and reflect the true and fair conditions of the business of the Company and the business results and profitability for the accounting period ended on the Accounting Date, and

(a)	provision for the depreciation of the fixed assets of the Company has been allocated at a proper ratio to allow the book value of such assets to become zero (or have a statutorily provided residual value) at a time not later than the end of the useful life of such assets or the longest period set by law;

(b)	appropriate discount has been made to the slow going inventory and the value of unproductive semi-finished products and excessive obsolete inventory is zero. The value of remaining inventory does not exceed the lower of the book cost and the realizable net value thereof as at the Accounting Date;

(c)	the Company’s method of accounting for inventory and semi-finished products is basically consistent with the audit method used at the beginning and the end of the previous two (2) Accounting Years of the Company;

(d)	the Accounts have disclosed all actual indebtedness, for which sufficient provision or reserve has been made;

(e)	the Accounts have disclosed all contingent liabilities, capital construction commitments, other major capital commitments or deferred taxes, for which sufficient provision or reserve has been made;

(f)	the accounting policies and standards (including those in respect of depreciation) adopted for the Accounts are the same adopted by the Company in preparation of the audit accounts for the previous two (2) Accounting Years;

(g)	the profits and losses of the previous two (2) Accounting Years shown in the Accounts of the Company have not been affected by any unusual or exceptional item or by any matter which has rendered such profits or losses unusually high or unusually low;

(h)	the book debts shown in the Accounts have been recovered or may be recovered after deduction of the reserve for bad debts and doubtful accounts. The Company has not waived its claims against the debtors in respect of the debts shown in the Accounts nor has it settled such claims at amounts less than the book amounts thereof.

3.	The Accounts are consistent with sound, generally accepted accounting standards and practice, and truthfully and fairly reflect the affairs of the Company as at the Accounting Date.

Taxes

4.	Provisions have been made in the accounts pursuant to the regulations for all taxes, including deferred taxes and prepaid taxes, which are assessed on the basis of the transactions, events or omissions which occurred in relation to the Group Member within the management year ended on the Accounting Date or will occur in the subsequent years, or on the basis of any income or profits earned, accrued or received by the Company on or before the Accounting Date, or on the basis of any matter which the Group Member shall account for at the end of the period.

5.	Beginning from the Accounting Date, the Group Member will not have any further tax obligation except for the tax obligation arising from the trades in the ordinary course of business.

6.	The tax returns of the Group Member were correct at the time of their preparation and are correct now and were made on the proper basis. All tax returns and information filed with the tax bureau or other fiscal authorities were correct at the time of filing and are correct now and were made on the proper basis. The Group Member has provided all such tax returns and information as required to be provided to the tax bureau and other fiscal authorities. The tax bureau and other fiscal authorities have as of now had no dispute with respect to all tax returns and information. Excepted as stated in the audited accounts, there is no fact or matter likely to give rise to any obligation to pay additional taxes or any tax dispute.

7.	The statements and information in relation to imports and exports filed by the Group Member to any relevant competent authority are correct. The Group has complied with the provisions of all laws and regulations in respect of imports and exports and customs duties.

8.	The Group Member has paid all payable taxes to the tax bureau or other fiscal authorities on time. The Group Member is not required to pay any tax-related fines or interests, and similarly the Group Member has withheld all statutory withholdings from its payments to other persons, including but not limited to interests, annuities or other annual payments, royalties, rents, remunerations to employees or contractors and payments to non-residents. All amounts payable to the relevant fiscal authorities have been timely paid by the Group Member.

9.	The Group Member has not accepted any property transfer which would give rise to any estate duty under Section 35 of the Estate Duty Ordinance (Chapter 111 of the Laws of Hong Kong) or under any relevant laws of China or British Virgin Islands. The properties or assets of the Group Member are subject to any taxation or potential taxation under Section 18 or Section 43(6) of the Estate Duty Ordinance or under any relevant laws of China or British Virgin Islands.

10.	No action or omission to act occurred or will occur between the Accounting Date and the Closing Date which would give rise to any Claim under the Deed of Indemnity.

Corporate Matters

11.	The Group Member has been formed and validly exists under the laws of the place in which it is registered, has the full power, authority and rights to own assets and carry on business activities, and is not subject to administration or liquidation. No action has been taken by the Group Member to enter into liquidation, and there is no petition and basis for the administration or liquidation of the Group Member, nor is there any cause for any petition or application for the liquidation or administration of the Group Member.

12.	The Seller is the beneficial owner of the Sale Shares and such shares are free of any lien, charge, security or encumbrance of any nature. GL has not exercised any lien in respect of any of its issued shares. All shares in GL have been fully paid and there is no outstanding call in arrears.

13.	The Sale Shares constitute 100% of the issued shares in GL.

14.	The Group Member has no other affiliated company or Subsidiary, does not own any share in any other company and has never acted as director in any other company which is not a Subsidiary.

15.	The Group Member has no business premises, branch or permanent establishment outside its place of registration.

16.	The Group Member has never reduced, redeemed or repurchased any of its own share capital.

17.	There is no outstanding share option or other agreement which would give any person any right to require the Group Member to issue any share capital or to create any security, guarantee, lien, charge or other encumbrance on the shares in the Company.

18.	The Memorandum and Articles of Association of the Group Member furnished by the Seller to the Purchaser are accurate and complete in all respects and are attached with the photocopies of all resolutions and agreements as required. The Group Member has complied with the provisions of the Memorandum and Articles of Association and has no activity, agreement, commitment or right which exceeds its authority or is unauthorized.

19.	The register of members and all other statutorily required books of the Group Member have been updated and contain true, complete and accurate records of all mandatory matters. The Group Member has not received any notice or letter of intent for application requiring it to rectify any registered matter of the Company in accordance with the Companies Ordinance or the relevant laws of China and British Virgin Islands. All annual reports or other reports required to be filed with the Registrar of Companies have been filed within the statutory time limit. The Group Member has complied with the provisions of all laws relating to the establishment of companies and issuance of shares or other valuable securities.

Operation and General Business Matters

20.	The Group Member has valid and transferable title to all the inventory in its business free and clear of any lien, mortgage, charge, encumbrance or any third-party rights. The inventory is of good, marketable quality and can be sold by the Group Member in the ordinary course of business at normal market prices without discount. The quantity of inventory as at the date of this Agreement is not substantially different from the quantity of inventory existing before that date (except for normal wear and tear).

21.

The Group Member has sole, absolute, valid and transferable ownership to the machinery, furniture, fixture, equipment, vehicles and tangible assets being used in its operation, to the other fixed assets referred to in the Accounts and to the assets acquired since the Accounting Date, free and clear of and not subject to any lien, mortgage, charge, encumbrance, lease or hire purchase agreement, credit sale agreement or installment agreement. All such assets are under the control and in the possession of the Company. Where any asset disposal is referred to in the Accounts, the price at which the asset is disposed of under normal market conditions is not below its book value except for normal market price change. The construction, installation or use of the assets of the Group Member and the assets themselves are not in contravention of any law, regulation and provision having the effect of law. The assets owned and used by Group Member are in good repairs and can be used for the purposes for which they were purchased or acquired by the Group Member., The maintenance and repair of such assets have complied with the recommendation and requirements of the manufacturers while they are owned by the Group Member.

22.	The Group Member is not involved in:

(a)	any contract which includes or may include unusual and material obligation, restriction or expenditure (for the purposes of this Clause, a contract or agreement means a contract or agreement to be performed or being performed) or which includes any obligation that, according to the terms thereof, cannot be fully performed within 3 months of its establishment;

(b)	any contract which has a material adverse effect on the business or assets of the Group Member or which restricts the normal operation of the Group Member;

(c)	any contract which is entered into other than in normal business activities;

(d)	any contract to purchase such a quantity of materials, supplies or equipment which exceeds the requirement of the Group Member in normal operation or requires an expenditure in excess of Renminbi Five Hundred Thousand (RMB500,000);

(e)	any sales agency agreement, distribution agreement, marketing agreement, purchase agreement or franchise agreement;

(f)	any arrangement or agreement in the nature of joint venture, agency or partnership, or any similar arrangement or agreement;

(g)	any service contract (other than the service contracts necessary for normal office and business operations);

(h)	any contract in which any director of the Seller or the Group Member directly or indirectly has an interest.

23.	None of the contracts signed by the Group Member has any unusual commercial discount or other special terms, and the photocopy of the standard terms and conditions of sale provided by the Group Member to the Purchaser is accurate and complete.

24.	There is no contract, obligation, agreement or arrangement to which the Group Member is a party or by which the Group Member is bound, which is invalid, illegal or unenforceable, or which is subject to registration or announcement but is not timely registered or announced, or which is in contravention with laws and regulations.

25.	There is no change in the control of the Group Member or the composition of its board of directors which may result in a material adverse effect under any terminable or terminated agreement concerning the Group Member or the right of any person thereunder.

26.	No reason is known why any major customer or supplier of the Group Member will not deal with the Group Member as its major customer or supplier as they have done before as a result of a change in the control of the Company or in the composition of the Company’s board of directors.

27.	The goods delivered by the Group Member before the date of this Agreement are free of any defect and are in compliance with the provisions of their contracts or laws. The services provided by the Group Member before the date of this Agreement are free of any negligence, or have been provided in a way which will not result in the recipient of such services claiming damages against the Group Member.

28.	Except for the debts arising from the procurement, supply and sales contracts in the normal course of business or debts which are not required by the generally accepted accounting standards to be disclosed in the Accounts, the Group Member owes no other debts to any other person. Except for the debts arising in the daily business and bank deposits, no person owes any debts to the Group Member.

29.	The Group Member has no material capital expenditure commitment.

30.	The Seller has provided the Purchaser with complete and accurate information about the banks with which the Company has opened accounts, the banks in which the Company has safe deposit boxes or other financial institutions with which the Group Member has accounts, and a list of all the persons who are authorized to draw on such accounts or have access to such safe deposit boxes.

31.	All amounts received by the Group Member have been deposited in the above banks or other financial institutions and are shown in the accounting books.

32.	The Group Member has no debt, guarantee, pledge, mortgage, charge, lien, note, encumbrance or unusual debt (save as stated above, the Group Member has not provided any loan to any of its directors or shareholders). No shareholder or other individual has provided any guarantee or security for any financial or other obligation of the Group Member.

33.

The Group Member has no material breach under any contract or agreement to which it is a party or by which it is bound, and no event has occurred which, with the giving of notice pursuant to such contract or agreement or the lapse of time or the satisfaction of any other condition would result in a breach or would result in any loan or other amount due becoming prepayable under such contract or agreement. The parties that entered into such contract or agreement with the Group Member have no material breach thereof as of the date of this Agreement.

34.	According to the generally accepted accounting standards and the standards of the place in which the Company is incorporated, the books and records of the Group Member accurately present and show all the transactions in which the Group Member has participated or to which the Group Member is a party. All the documents for which stamp duties or similar taxes are payable are already stamped.

35.	The amount of matured loans or the amount due to pay the directors or shareholders in the account books of the Group Member is equal to the amount or its equivalent amount (as the case may be) paid or transferred to the Group Member or the accrued remuneration due and payable to [missing words] who provide services to the Group Member. Payment of any part of such amount (save for the above remunerations or bonus) has not come directly or indirectly from the assets of the Group Member.

36.	The Group Member is not a subject of any official, unusual investigation or inquiry arising from suspicion of breach of law and there is no indication that any such investigation or inquiry will occur.

37.	The Group Member carries out its business in accordance with all applicable laws and regulations, and the Group Member and its employees and senior officers have not committed any act of crime or infringement or any breach of the laws, regulations, ordinances or rules of the State or other obligations relating to the Group Member or the business being carried out by it. The Group Member has all the permits and licenses required for carrying out its business. All such permits and licenses are valid and continuing as at the Closing. The Seller has not found and is not aware that such permits and licenses may be suspended, cancelled or revoked.

38.	The Group Member has not given any person any currently valid authorization, whether explicit or implicit, other than the authorization to the employees of the Group Member to sign normal contracts in the ordinary course of the Company’s business.

Properties

39.	The titles, interests, rights and any form of ownerships in respect of the land and premises in which the Group Member is located are specifically described in Schedule 5 (“Properties”), and such description is accurate and not misleading.

40.	The Group Member has good title (or land use right, in the case of land, which is to be construed similarly below) to the Properties free and clear of any claim, charge, mortgage, lien, encumbrance, leasehold, subscription right, deed, restriction, condition or any agreement having such effect. The Group Member has exclusive, unrestricted ownership to the Properties (except for such restrictions on the use of land as imposed by laws, regulations, rules, land use certificates or land use contracts (transfer contract), which is to be construed similarly below).

41.	The ownership of each of the Properties can be confirmed by the ownership document possessed or controlled by the Group Member, and the Group Member is the registered owner and beneficial owner of the Property. There is no other record in the land register which may affect the Group Member’s ownership of such Property.

42.	There is no unusual, onerous covenant, restriction, encumbrance, provision, condition, term or expenditure which may affect the Properties or the use or potential use of the Properties. There is no other matter which has an adverse effect on the value of the Properties or gives rise to any doubt on the Group Member’s ownership of the Properties.

43.	All covenants, restrictions, provisions, conditions and other conditions affecting the Properties have been complied with and fulfilled, and there is no circumstance which would cause the government or landlords or other individuals to exercise their right to enter and possess the land. Except as otherwise provided by laws, regulations, rules, land use certificates or land use (transfer) contracts, there is no other circumstance which would restrict or terminate the continuing ownership or possession of the Properties, and the development of the Properties in accordance with the plan approved by the construction and planning authorities will not be obstructed.

44.	The current use of the Properties is consistent with the existing and known relevant planning or construction provisions and will not or is not likely to be adversely affected by any planning proposal. The Group Member is not a temporary user of the Properties or a user subject to such onerous, unusual conditions which may give rise to unusual expenses.

45.	The development and construction of the Properties has complied with the relevant planning and construction regulations or has been approved and has also complied with all statutory conditions or restrictions. The construction application of the Group Member has never been rejected.

46.	The Properties have not been affected by any order or notice or litigation of any government, competent authorities or other individuals or by any agreement in connection with any of the aforesaid or by any notice given by the Group Member to any government, authority or individual.

47.	The Properties comply with all published laws, regulations, rules and other relevant provisions.

48.	All insurance relating to the Properties (including the facilities and the buildings) is valid. Such insurance includes the insurance necessary in normal commercial practice. The types of risks covered by the insurance are determined according to normal commercial practice. The insurance is not subject to any special or unusual condition or restriction or to the payment of any premium in excess of the normal rate for policies of the same kind. In the case of any leased Property, where the Group Member is responsible for the insurance of the Property, the insurance policy is in compliance with the requirements of the lease in all respects.

49.	There is no structural or other material defect in the structure of the buildings or in any part of it and all such buildings are in good conditions and repairs.

50.	Necessary licenses (if legally required) have been obtained for the Properties in accordance with the applicable laws and regulations.

51.	The leases of the Group Member and the rights to renew such leases are set out in Schedule 5. The terms of such leases are the results of voluntary negotiations at arm’s length between the landlord and the tenant according to market conditions (where an option or renewal is involved, there will also be voluntary negotiation at arm’s length between the landlord and the tenant according to market conditions).

52.	The true and complete photocopies of all lease renewal agreements existing on the date of this Agreement have been delivered to the Purchaser and all oral lease or de facto lease (if any) existing on the date of this Agreement have been disclosed to the Purchaser.

53.	The Group Member has not signed any rent assignment in respect of any Property. The Group Member has absolute, unrestricted right to receive such rents and other payments.

54.	It is not known why the existing lease relationships will not be renewed or will not be renewed on their expiry on substantially similar terms (except that there may be reasonable commercial increases or decreases in rent).

55.	The Group Member has not accepted or agreed to accept and will not accept or agree to accept any new tenant before the Closing unless with the explicit consent of the Purchaser. The Group Member will not waive or agree to waive any property right in any way before the Closing.

56.	The photocopies of any mortgage, charge or note on the Properties have been delivered to the Purchaser. The Group Member has no material breach thereunder.

Confidential Information

57.	The Group Member has not used or misused, nor has it been engaged in any activities which involve the misuse of, the proprietary technology, customer list, supplier list, trade secret, technical process or other confidential information (“Confidential Information”) that belongs to a third party. The Group Member has not been accused by any person of misuse of any Confidential Information. The Group Member has not disclosed the Confidential Information of the Group Member to any person except where such disclosure was properly made in the normal course of the Group Member’s business and was made subject to a confidentiality agreement under which the recipient is obliged to maintain the confidentiality of such information in confidence and not to use such information for any inappropriate purpose.

Intellectual Properties

58.	The Group Member has not illegally used or engaged or involved in any activity infringing upon the patents, copyrights, trademarks, designs, trade names or other registrable or non-registrable intellectual properties (“Intellectual Properties”) of any third party. The Group Member is the sole legal owner of all the Intellectual Properties used by it in its business, and such rights are valid and enforceable. The Group Member is the licensee of the Intellectual Properties used by it in its business. The Group Member has taken all necessary measures to protect its Intellectual Properties. The Intellectual Properties of the Group Member have been challenged on any ground.

Corporate Name

59.	The Group Member has no other name except its own corporate name in its business operation.

Insurance

60.	The Group Member has taken out necessary insurance in line with normal commercial practice. The types of coverage are determined in accordance with normal commercial practice. The Group Member has taken out accident insurance, third party insurance, public liability insurance and such other insurance as required for normal business operation. The Group Member has not done anything or omitted to do anything which might make any insurance void. The Group Member currently has no outstanding insurance claim and there is nothing which may result in any person filing any insurance claim against the Group Member or in an increase of the insurance premium.

61.	The information provided by the Group Member when taking out or renewing the insurance are entirely true and accurate at the time of its provision, and any information about any change required to be provided has also been accurately provided. The Group Member has not breached any insurance contract and the copies of insurance contracts delivered to the Purchaser are accurate and complete.

62.	The Group Member has not suffered any uninsured, unusual loss and has not waived any material right, and has not make any insurance void.

Litigation

63.	Whether as plaintiff or defendant, the Group Member is not involved in any civil or criminal proceedings or arbitration (other than for debt collection in the ordinary course of business) or in any litigation and no litigation is threatened or pending against it.

64.	There is no fact or thing which may result in any litigation being instituted by or against the Company or in respect of anything done or omitted by any person for which the Group Member may be held liable.

65.	There is no dispute between the Group Member and its customers, suppliers or employees in respect of the quality or safety of goods or in respect of any loss, damage or injury resulting therefrom.

66.	The Group Member is faced with any outstanding judgment, court order or arbitral award and there is no attachment, execution or proceedings against any business or asset of the Group Member.

Employment Matters

67.	There is no past, existing, threatened or pending dispute between the Group Member and any group or class of employees and there is no special arrangement between the Group Member and any trade union or organization which represents the employees.

68.	In relation to the employees who have been terminated as at the date of this Agreement, there is nothing which requires or may require the Group Member to pay any severance compensations or to reinstate or reemploy any former employee, unless the Purchaser or the Group Member agrees to do so after the Closing.

69.	The services or other agreements between the Group Member and any senior officer or employee may be fairly and properly terminated by notice three (3) calendar months or a shorter time in advance without giving rise to any claim for additional damages or compensations other than normal economic compensations required by law. The Group Member has no system or arrangement for payment of bonus to employees (except for the normal business incentive system of the Group Member). The Group Member has complied with its obligations under all laws, regulations, codes, orders, judgments and agreements concerning the employees.

70.	There is no system for granting stock option, stock incentives or the like to the senior officers or employees of the Group Member.

Retirement Plan

71.	Other than the currently mandatory provident fund and retirement system, the Group Member has no retirement fund, benefit fund, pension fund or retirement benefit fund or similar system or arrangement which would make the Company morally or contractually obligated to provide any such retirement benefit to any employee or senior officer, any former employee or senior officer or any spouse or other family dependents (such expression shall include the benefits payable on retirement, termination, death, becoming disabled and any other benefit generally available under benefit funds or retirement systems).

72.	The Group Member has been officially admitted to such retirement system and has fulfilled all of its obligations under such retirement system (including the obligation to make payments).

Matters Beginning from the Accounting Date

73.	From the Accounting Date to the Closing Date:

(a)	there is no interruption or change in the Company’s business nature, scope, practice or style and the business of the Group Member is conducted legally in accordance with its ordinary course so as it may be conducted on an on-going basis.

(b)	In respect of the customer relations in such business or in respect of the financial conditions, status, prospects, assets or liabilities of such business or the Group Member, there is no material adverse change in comparison with the disclosure made in the Accounts. The Group Member has not suffered any damage, destruction or loss (whether or not insured) which affects such business or its assets.

(c)	The Group Member has always repaid its debts according to the normal business process.

(d)	Except for those made in the ordinary course of business, the Group Member has not given any bid, quote or offer which is still in effect and may result in a contract once the other party issues an order, makes a commitment or takes other action;

(e)	The Group Member has not repaid the principal of any loan in whole or in part (except for the debts owed to its bank or the debts falling due which have been disclosed in writing to the Purchaser and repaid with the consent of the Purchaser) and is not required to prepay any loan principal or borrowing;

(f)	The Group Member has not acquired, sold, transferred or otherwise disposed of any assets of any nature, and has not cancelled, waived, released or discounted any debts or claims in whole or in part, except in certain particular cases in the ordinary course of business;

(g)	The Group Member has not given up or waived any material or substantial right however arising;

(h)	The Group Member has not acquired or disposed of, or granted any right or option in respect of, or created any other encumbrance upon, any of the Properties or any land or building or any estate or any interest thereof, and has not separated or agreed to separate the right of possession thereof in whole or in part;

(i)	The Group Member has not incurred any capital expenditure or made any capital commitment or disposed of any fixed asset with an aggregate amount in excess of Renminbi Two Hundred Thousand (RMB200,000); expenditure under any capital expenditure contract entered into by the Group Member before the Accounting Date and not fully performed or for production or safety emergency in an amount not exceeding Renminbi Two Hundred Thousand (RMB200,000) is excepted;

(j)	No payment by way of compensations, bonuses, rewards or otherwise has been made, granted or resolved to be made to any senior officer or employee of the Group Member which is in excess of the amount or interest distributable to such officer of employee and which would increase the total compensations to such officer of employee. Without the consent of the Purchaser, the Group Member will not enter into any new services agreement. The Group Member has no contract or other obligation in this respect, nor has it revised the terms of services in respect of any senior office or employee;

(k)	No dividend, bonus or other distribution has been paid in respect of the Sale Shares;

(l)	The Group Member has not issued or agreed to issue any share capital or note nor has it granted any option or right;

(m)	The Group Member has not undergone any capital reorganization or restructuring;

(n)	The Group Member has not adopted any resolution or taken any action in respect of the management of the Company which might materially reduce the net asset value of the Group Member;

(o)	The Group Member has not undertaken any purchase or sale in respect of its business or assets and has not introduced any management or operation method other than those consistent with its normal operation method in the past;

(p)	The Group Member has not incurred and are not bound by any liability or obligation (absolute or contingent) other than the existing liabilities and obligations incurred under the contracts entered into in the ordinary course of business;

(q)	The Group Member has not discharged any mortgage, lien, encumbrance, indebtedness or any other obligation or liability (absolute or contingent) other than the liabilities disclosed in the Accounts on the Accounting Date and the existing obligations incurred in the ordinary course of business since the Accounting Date.

Accuracy of the Provided Information

74.	All information contained in this Agreement (including Foreword) is true and accurate.

75.	All written information provided to the Purchaser and its professional advisors by the Seller, the senior officers and employees of the Group Member, the professional advisors of the Seller and the advisors of the Group Member during the negotiation before the date of this Agreement was at the time of provision and is as at the date of this Agreement true and accurate. There is no fact, matter or thing which has not been disclosed in writing to the Purchaser or its professional advisors, there is no fact, matter or thing which would render such information untrue, inaccurate or misleading, and there is no fact, matter or thing which may affect the will of the Purchaser to purchase the Sale Shares on the terms of this Agreement.

General

76.	The execution and delivery of this Agreement and the related agreements and the completion of the transaction contemplated by this Agreement will not result in any breach, cancellation, termination or non-performance of any term or condition of any agreement, commitment or other document to which the Group Member is a party or which may bind or affect the Group member or its properties or assets, and will not violate any law or the regulations or rules of any administrative authority or government department or any order, writ, injunction or decree of any court, administrative authority or government department affecting the Group Member.

SCHEDULE 5

Properties of the Group

1. Particulars of the lease contracts of the Group:

Tenant	Landlord	Lease Term	Location	Use	Area	Rent (RMB)
Advanced Business Services (Beijing) Co., Ltd.	Beijing Yanteng Property Management Center	March 15, 2006 – March 15, 2009	15th Floor Sheji Dasha, No. 8 Huixin Dong Jie, Chaoyang District, Beijing	Office premises	884 square meters	50,000/month

Ditto	China Ethnic Language Translation Center	April 1, 2006 – March 31, 2007	208 Zonghe Building, 1 Daozuomiao, Haidian District, Beijing	Registered address	25 square meters	833/month

Shanghai Office, Advanced Business Services (Beijing) Co., Ltd.	Shanghai Jinghong Real Estate Development Co., Ltd.	August 16, 2004 – August 15, 2006	5th Floor B, No. 123 Puhuitang Road, Xuhui District, Shanghai	Office premises for Shanghai Office	106 square meters	5724/month

2. Property of which the Group has real estate ownership: None

EXHIBIT A

Accounts

EXHIBIT B

Disclosure Letter

None

EXHIBIT C

Financial Projection of ABS for the Period of April 1, 2006 to March 31, 2007